EXHIBIT 24


                              CONFIRMING STATEMENT

     This Statement confirms that the undersigned, Loyd Rinehart has authorized and designated Melinda J. Wheatley to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U. S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Alamosa Holdings, Inc. The authority of Melinda J. Wheatley under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of Alamosa Holdings, Inc., unless earlier revoked in writing. The undersigned acknowledges that Melinda J. Wheatley is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.




Date:  July 2, 2004                               /s/ Loyd Rinehart
                                                  --------------------------
                                                  Loyd Rinehart



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

               PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
               UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB
               CONTROL NUMBER.

                                                                 SEC 1474 (6-03)